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                                                                   Exhibit 10.55

                                CONTRACT OF SALE

     THIS CONTRACT OF SALE (this "Contract") is made by and between RPI INTERESTS II, LTD., a Texas limited partnership, acting by and through its sole general partner, RPI INTERESTS GP, LLC, a Texas limited liability company ("Seller"), and COLE CAPITAL PARTNERS, L.L.C., an Arizona limited liability company (and its assigns as permitted by this Contract):

     1. Purchase and Sale. Subject to the terms and provisions of this Contract, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the following described property (sometimes referred to herein in the aggregate as the "Property"):

          (a) Land. That certain tract of land (the "Land") located in Spring, Montgomery County, Texas, being more particularly shown on EXHIBIT "A" attached hereto and made a part hereof.

          (b) Easements. All of Seller's right, title and interest in and to any easements, if any, benefiting the Land or the Improvements (as hereafter defined), but without recourse, representation or warranty on Seller's part.

          (c) Rights and Appurtenances. All of Seller's right, title and interest in and to any rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way, but without recourse, representation or warranty on Seller's part.

          (d) Improvements. All buildings, structures, fixtures and other improvements, consisting of the so-called "RAYFORD SQUARE SHOPPING CENTER" (the "Improvements") in and on the Land, excluding property owned by tenants.

          (e) Leases. All of Seller's right, title and interest in and to all leases with tenants (the "Tenants") applicable to the Property or any part thereof (collectively, the "Leases").

          (f) Security Deposits. All of Seller's right, title and interest in and to all tenant security deposits held by Seller (the "Deposits").

          (g) Tangible Personal Property. All of Seller's right, title and interest, if any, in and to all appliances, equipment, machinery and other personal property, if any, located on or about the Land and the Improvements, owned by Seller and used in the operation and maintenance thereof, excluding any property of the tenants or third parties (the "Tangible Personal Property").

          (h) Contracts. Seller's right, title and interest in and to any assignable warranties or maintenance or service contracts related to the maintenance and operation of the Land and/or Improvements which can be assigned to Buyer upon Closing (the "Contracts"). Seller is not aware of any such assignable Contracts. For example, the current management agreement for the Property with RPI MANAGEMENT COMPANY, LLC (an affiliate of Seller) shall be terminated upon Closing and accordingly, is not referred to as a Contract hereunder.

          (i) Permits. Seller's right, title and interest in and to any licenses and permits with respect to the operation, repair, maintenance or improvement of the Property (the "Permits").

          (j) Name. Seller's right, title and interest, if any, in and to the name "RAYFORD SQUARE SHOPPING CENTER".

     2.Purchase Price. The purchase price for the Property (the "Purchase Price") shall be the exact amount of NINE MILLION NINE HUNDRED THOUSAND AND 00/100 ($9,900,000.00) DOLLARS, payable in CASH at the Closing (as hereafter defined).

     3. Earnest Money. Not later than five (5) business days after the Effective Date, Buyer shall deliver the "Earnest Money" (herein so called) to LAWYERS TITLE INSURANCE CORPORATION, Attn: Mr. Allen S.

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Brown, 1850 North Central Avenue, Suite 300, Phoenix, Arizona 85004 (the "Title
Company") in the amount of $500,000.00, and the same shall thereafter be held by the Title Company in escrow to be applied or disposed of by it as is provided in this Contract. All interest earned on the Earnest Money shall become part of the Earnest Money to be applied or disposed of in the same manner as the Earnest Money is applied or disposed of pursuant to this Contract.

     If, for any reason, Buyer fails to deliver the Earnest Money to the Title Company within five (5) business days after the Effective Date, the Contract shall, at Seller's option, be deemed to be terminated, whereupon neither party shall have any further rights or obligations under this Contract other than those obligations which expressly survive any such termination. The Title Company shall deposit the Earnest Money in its possession in an insured interest bearing account(s) in an FDIC insured institution.

     In order to facilitate the return of the Earnest Money to Buyer in the event Buyer timely exercises its right to terminate pursuant to Section 5.1, Seller and Buyer agree that in the event Buyer timely delivers written notice of its election to terminate, the Title Company shall return the Earnest Money, to Buyer without the need for any approval by Seller, provided Buyer has complied with the requirements of this Contract. The parties covenant and agree to promptly execute the necessary documentation to facilitate the release of the Earnest Money hereunder. This obligation shall survive the termination of this Contract.

     4. Title Commitment and Survey.

     4.1 Title Commitment. Within ten (10) business days after the Effective Date, Title Company shall deliver a current preliminary title report (the "Commitment") for a TLTA extended coverage title insurance policy (the "Owner's Policy") on the Property to Buyer and Seller, together with legible copies of all title exceptions (the "Title Exceptions") referred to in the Commitment. Buyer shall have a period (the "Title Review Period") ending upon the expiration of the Inspection Period in which to notify Seller of any objections (the "Objections") Buyer has as to any matters set forth on or referred to in the Commitment or on the New Survey (as provided pursuant to Section 4.2). Buyer may, at its option and at its cost and expense, provide to Seller and the Title Company the New Survey pursuant to Section 4.2. Buyer shall have until the end of the Title Review Period to also make objections to the New Survey (such timely objections being referred to as the "Survey Objections"). Any title encumbrances, matters or exceptions which are set forth in the Commitment or on the New Survey and to which Buyer does not object within the Title Review Period, shall be deemed to be Permitted Exceptions to the status of Seller's title (the "Permitted Exceptions"). Likewise, any Survey Objections that Buyer does not timely make with respect to the Survey, if any, shall also be deemed to be Permitted Exceptions. Notwithstanding the foregoing, if notice of Objections and/or Survey Objections (collectively, the "Buyer's Objections") is not timely given by Buyer, then Buyer shall be deemed to have objected to all matters set forth in the Commitment and the New Survey and shall have elected to terminate this Contract.

     4.2 Survey. Within two (2) business days after the Effective Date, Seller will deliver to Buyer a copy of its existing surveys (the "Seller's Survey"), to the extent Seller has not previously provided the same to Buyer. Seller's Survey was prepared before the Academy building was constructed and therefore related modifications made to the Shopping Center at that time are not shown on Seller's Survey. Delivery by Seller of Seller's Survey will be without representation or warranty whatsoever. Buyer shall have the right to obtain a current, certified ALTA survey of the Land and Improvements, completed by a surveyor licensed in the state of Texas (the "New Survey"), whereupon the legal description in the New Survey shall control over the description in Exhibit A attached hereto to the extent they may be inconsistent. The New Survey shall set forth the legal description and boundaries of the Property and all easements, encroachments and improvements thereon.

     4.3 Objections. In the event that Buyer shall timely make any Buyer's Objections during the Title Review Period, Seller shall have the right (but not the obligation) within five (5) business days after receipt thereof to notify Buyer in writing of Seller's intent to cure (by removal from the Commitment or endorsing over) any such Buyer's Objections. In the event that Seller shall be unwilling and/or unable to cure Buyer's Objections, Buyer shall have the option, as its sole and exclusive remedy in such event, to either: (1) waive those Buyer's Objections which Seller is unable and/or unwilling to cure and purchase the Property as otherwise contemplated in this Contract without any reduction in the Purchase Price, notwithstanding such Buyer's Objections, in which event such Buyer's

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Objections shall become Permitted Exceptions; or (2) terminate this Contract, in which event the Earnest Money shall, subject to Section 9.3, be delivered to Buyer. In the event Seller fails to take any action or otherwise fails to timely respond to Buyer's Objections, it shall be deemed that Seller has chosen not to cure any of the Buyer's Objections. Buyer shall make its election (i.e. -- (1) or (2) above) within five (5) business days following the earlier of: notice from Seller describing which of the Buyer's Objections Seller will or will not cure, or the expiration of Seller's five business day reply period. If Buyer fails to timely give such notice, Buyer shall be deemed to have elected option
(2) above. Seller assumes no duty to expend any money, file a lawsuit or otherwise timely delay Closing to cure any of the Buyer's Objections.

     5. Inspection Period.

     5.1 Inspection Period. Buyer shall have until thirty-five (35) days after the Effective Date (such period being herein called the "Inspection Period") in which to order, review and approve all inspections or studies which Buyer may elect to make and address SEC matters pursuant to Section 7.2 (in each case at Buyer's sole risk, cost and expense), including, without limitation, feasibility, marketing, soils, asbestos, environmental, architectural and engineering studies with respect to the Property and otherwise satisfy itself with the Property pursuant to this Article 5. This Contract shall terminate upon the end of the Inspection Period unless Buyer delivers written notice (the "Notice of Acceptance") to Seller on or before 4:00 p.m. MST on the last day of the Inspection Period stating that Buyer waives its right of termination pursuant to this Article 5. Buyer may also terminate this Contract by the end of the Inspection Period by delivering written notice to Seller on or before 4:00 p.m. MST on the last day of the Inspection Period stating that Buyer terminates this Contract pursuant to this Article 5. Unless Buyer timely provides the Notice of Acceptance to Seller, in writing, on or before the end of the Inspection Period, this Contract shall be terminated. In the event Buyer timely delivers its Notice of Termination or is deemed to have terminated this Contract, the Contract shall be terminated. Upon such termination pursuant to this Section 5.1, the Earnest Money shall be returned to Buyer, subject to Buyer's compliance with Section 9.3, and, except as otherwise provided in this Contract, neither of the parties shall have any further liability or obligation under this Contract. Any attempt by Buyer to exercise such right of termination after such date and time as provided in this Section 5.1 shall be of no force or effect and it will be deemed that Buyer is satisfied with the condition of the Property (including the physical condition of the Improvements and the environmental condition of the Land and the Improvements), as well as the other matters specified in this Section 5.1.

     5.2 Indemnity. Buyer shall be liable to the Seller for the repair of any damage to the Property occurring as a result of any of Buyer's tests, inspections or other activities on or about the Property. Buyer shall defend, indemnify and hold harmless Seller, its officers, directors, shareholders, partners, venturers, employees and affiliates, and the officers, directors, shareholders and employees, partners, venturers, and those of the affiliates of Seller (all such parties being referred to as the "Seller Related Parties"), of and from any claims, damages, expenses and causes of action of any and every type proximately caused by or directly resulting from any such entry or activities upon the Property. Buyer does hereby release and forever discharge Seller and the other Seller Related Parties, from any and all claims, demands, and causes of action of any kind or nature proximately caused by or directly resulting from Buyer's activities related to such entry, inspections or testing. Buyer shall not suffer or permit the filing of any mechanic's liens as a result of Buyer's tests, inspections or other activities on or about the Property (and, to the extent such mechanic's liens are or may be filed as a result of Buyer's activities, such mechanic's liens, or the right to file such liens, shall be deemed to be a Permitted Exception, or if Closing does not occur, will be paid out of the Earnest Money and the Title Company is authorized to pay such liens or claim, and Seller may pursue all of its rights and remedies). Buyer shall provide Seller at least two (2) days advance notice of any invasive physical inspections or environmental testing at the Property. The provisions of this
Section 5.2 will survive Closing or termination of this Contract.

     5.3 Right of Inspection. During the Inspection Period, and thereafter until the Closing hereof, so long as this Contract has not been terminated, Buyer, its officers, employees, agents, contractors, engineers and consultants, may enter upon the Property upon reasonable notice to Seller (and Seller's agent(s) have the right to accompany such party while at the Property) for the purpose of making an examination and investigation of the Property. Buyer shall be solely responsible for the payment of any and all expenses incurred with respect to any such investigations or examinations, including any examinations or investigations for hazardous wastes or toxic substances in the soil or ground water of the Land which Buyer may elect to conduct or have conducted, and Seller

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shall have no responsibility for the initiation of or payment for any such investigations or examinations. All such examinations and investigations shall be undertaken at Buyer's sole cost, risk and expense.

     5.4 Confidentiality. The Buyer agrees, for itself and its partners, officers, employees, attorneys, lenders, accountants, engineers, environmental auditors and other consultants (collectively, "Buyer Related Parties") to maintain strict confidentiality of all aspects of this Contract and the subject matter thereof, any associated negotiations, and all inspections undertaken by Buyer with respect to this Contract and the Property, including, without limitation, the Project Documentation. Except as may be required by law, the Buyer Related Parties will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of the Seller. Notwithstanding the foregoing, the Buyer shall have the right to disclose information with respect to the Property to the Buyer Related Parties to the extent necessary for the Buyer Related Parties to evaluate the acquisition of the Property, provided that the Buyer Related Parties are told that such information is confidential and agree to keep such information confidential. If Buyer terminates this Contract for any reason, then all such materials received by the Buyer Related Parties from Seller, including leases, operating statements and all the Project Documentation, shall be returned to Seller within five (5) days from the date of said termination and the Buyer Related Parties shall not retain copies.

     6. Delivery of Documentation. Within five (5) business days after the Effective Date, Seller shall deliver to Buyer (or make available for inspection in Seller's office) the following (the "Initial Seller Documentation"), to the extent in Seller's possession or control to its actual knowledge without independent investigation of any kind, to the extent not heretofore delivered to
Buyer:

          (a) a current rent roll of all Leases affecting the Property confirmed by Seller or its property manager to be materially true and correct to such party's actual knowledge;

          (b) copies of all Leases, including any modifications, supplements, or amendments thereto;

          (c) contact information for the tenants on the basis of Landlord's records;

          (d) a current inventory of all Tangible Personal Property, if any, owned by Seller and located on, attached to, or used in connection with the Property;

          (e) a copy of Seller's income and expense statements for the Property from January 1, 2003 to December 31, 2004; and the current year to date statement through September 30, 2005;

          (f) copies of any environmental assessments, studies, or analyses affecting the Property, if any, in Seller's possession or control to Seller's actual knowledge;

          (g)  copies of 2004 Ad Valorem Tax Statements; and

          (h) Building plans (to be inspected at Seller's office and copied at Buyer's option and expense). Buyer may have Seller's copies of those plans upon Closing without representation or warranty on Seller's part.

Notwithstanding the foregoing provisions of this Article 6, or any other provision in this Contract, Buyer acknowledges that it shall not be entitled to receive any confidential information or documentation relating to the formation or operation of the entity that comprises the Seller or its partners, or the identity of its limited partners, or copies of its formation documentation (other than as required by the Title Company to evidence due formation and authorization to enter into this transaction), correspondence or other communications between the partners, tax returns or related correspondence, or any similar documentation (Buyer acknowledging and agreeing that same is confidential). All such documentation provided by Seller to and received by Buyer regarding the Property, including the Initial Seller Documentation, is referred to as the "Project Documentation".

     7. Interim Responsibilities of Seller.

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     7.1 Seller's Operations Generally. Seller agrees that during the period between the Effective Date and the Scheduled Closing Date:

          (a) Seller will fully comply with the terms of, and will not, without the prior written consent of Buyer, amend or permit to be amended, any indebtedness secured by a lien or security interest against all or any part of the Property to such an extent that the same could not be released at Closing with the Purchase Price proceeds;

          (b) Seller will not voluntarily further encumber or permit the encumbrance of the Property in any manner to such an extent that the same could not be released at Closing with the Purchase Price proceeds;

          (c) Seller will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use, and, to Seller's actual knowledge after due inquiry, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations; and

          (d) Subject to force majeure conditions, Seller agrees to use commercially reasonable efforts, to the extent customary at the Property, to:

               (1) Generally perform, or cause to be performed, all material obligations of the landlord arising under the tenant leases and service contracts and other agreements which are applicable to the Property and will survive Closing or have a material effect on Buyer following the Closing;

               (2) Maintain the Property in its current condition, reasonable wear and tear, casualty and condemnation excepted; and

               (3) Continue to operate and manage said Property generally as presently operated, to the extent deemed reasonable by Seller.

     7.2 SEC S-X 3-14 Audit. Seller acknowledges that Buyer may, subject to
Section 16.4, elect to assign all of its right, title and interest in and to this Contract to a company that is subject to the reporting requirements of the Securities Exchange Act of 1934 ("SEC"), as amended ("Registered Company"), promoted by the Buyer or to an affiliate of a Registered Company (a "Registered Company Affiliate") which is promoted by Buyer. Buyer advises Seller that in the event Buyer's assignee under this Contract is a Registered Company or a Registered Company Affiliate, the Registered Company will be required to make certain filings with the U.S. Securities and Exchange Commission required under SEC Rule 3-14 of Regulation S-X (the "SEC Filings") that relate to the most recent pre-acquisition fiscal year (the "Subject Year") for the Property. To assist the Registered Company with the preparation of the SEC Filings, Seller agrees to provide Buyer and the Registered Company during the Inspection Period with certain unaudited, financial information regarding the Property for the Subject Year as provided in this Contract (See Article 6). Such information shall be provided by Seller on the basis of Seller's actual existing business records applicable to the Property and shall consist of (to the extent comprising a part of Seller's existing business records): (i) a trial balance for year ended 12/31/04 and for year-to-date 2005 through 9/30/05, (ii) October, November and December, 2005 bank statements to the extent of deposits made which are applicable to the Property, (iii) accounts receivable aging for year ended 12/31/04 and for year-to-date 2005 through 9/30/05, (iv) accounts receivable detail for year ended 12/31/04 and for year-to-date 2005 through 9/30/05 that ties to the general ledger, (v) accounts payable accrued expense detail for year ended 12/31/04 and for year-to-date 2005 through 9/30/05, (vi) copies of selected specific invoices and checks as reasonably requested by Buyer, the Registered Company or Buyer's or Registered Company's auditors, (vii) rollforward of partners' capital as of 12/31/04 and as of 9/30/05, (viii) detailed schedule showing activity of distributions of partners' capital for 2004 and for 2005 through 9/30/05, (ix) calculation of management fees with respect to the Property, (x) a copy of any

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management agreement(s) with respect to the Property, (xi) proof of payment of real estate tax bills related to 2004 and 2005, (xii) copies of insurance bills with respect to the Property for 2004 and 2005, (xiii) proof of payment of 2004 and 2005 insurance bills, (xiv) schedule of rental revenue for year ended 12/31/04 and for year-to-date 2005 through 9/30/05, and (xv) CAM reimbursement estimates (including reasonable support for the calculation and tie-outs to the general ledger) (collectively, the "SEC Filing Information"); provided, however, to the extent Seller is requested to prepare and/or provide such existing information in a format different than it exists in Seller's existing records, Seller shall cooperate with Buyer in the preparation and/or provision of such reformatted records with such qualifications as Seller reasonably determines to be appropriate and, provided further, that Buyer shall pay Seller's reasonable costs in connection therewith. Any other documentation requested by Buyer is subject to Seller's approval and shall expressly exclude tax returns, bank statements and insurance policies, as well as other documentation which may relate also to other properties owned or controlled by Seller (i.e. not only covering the Property), or other information Seller considers confidential. Seller shall provide such documentation prior to the expiration of the Inspection Period, and Seller agrees to cooperate with Buyer, the Registered Company and Buyer's or the Registered Company's auditors regarding any inquiries by Buyer, the Registered Company and Buyer's or the Registered Company's auditors following receipt of such information (consistent with this Section 7.2 and this Contract generally), including delivery by Seller of an executed representation letter prior to the end of the Inspection Period in form and substance requested by Buyer's or the Registered Company's auditors ("SEC Filings Letter") and approved by Seller. A sample SEC Filings Letter is attached to this Contract as Exhibit G; however, Buyer's and/or the Registered Company's auditors may request additions and/or revisions to such letter following review of the SEC Filing Information provided by Seller, but such revisions are subject to Seller's approval in its sole discretion. Seller consents to the disclosure of the SEC Filing Information in any SEC Filings by the Registered Company excluding confidential information. Buyer shall reimburse Seller for Seller's reasonable costs associated with providing the SEC Filing Information. The provisions of this Section 7.2 shall survive the Closing for a period of one (1) year. Either party may terminate this Contract in the event of an unresolved dispute concerning this Section 7.2 or the SEC Filing Letter as such party's sole remedy in such event.

     7.3 Leases. Between the date hereof and the Closing Date, Seller shall have the right to continue to operate and maintain the Property in the ordinary course of business including, without limitation, the right to deal with existing tenants in a customary fashion and by way of example, sign customary non-disturbance and landlord waiver agreements as are typical for landlords of similar Shopping Centers in Montgomery County, Texas. However:

          (a) After the Effective Date, and until the Scheduled Closing Date, such period being referred to as the "Lease Restriction Period", Seller shall not modify or cancel a Lease or enter into any proposed Lease of all or any portion of the Property, other than renewals authorized in this Section 7.3(a), without Buyer's prior written consent in each instance, which consent shall not be required if Buyer is in default under this Contract. To the extent such consent is requested by Seller, Buyer agrees not to unreasonably withhold, delay, or condition such consent. However, Seller may permit an existing tenant to exercise an existing renewal or extension right without Buyer's consent.

          (b) The provisions of this Section 7.3 shall survive the Closing.

          (c) With respect to any proposed action by Seller to be submitted to Buyer for its consent pursuant to this Section 7.3, Buyer shall consent or deny its consent with the reasons for any such denial, within two (2) business days after receipt by Buyer of Seller's notice requesting Buyer's consent to the proposed action relating to such existing or proposed New Lease. If Buyer fails to timely reply to Seller's request for consent pursuant to the provisions of this
          Section 7.3 in a notice given within the above-described applicable time period, such consent shall be deemed to have been given.

     7.4 Actual Knowledge. Reference in this Contract to "Seller's actual knowledge" or similar terms relating to Seller shall mean, refer and be limited to the current actual knowledge of the officers of the general partner of Seller, which does not include constructive knowledge or inquiry knowledge, with no examination or investigation of its files or any duty of inquiry on the part of any of them.

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     8. Closing.

     8.1 Closing Date. The Closing (the "Closing") shall be held not later than 2:00 p.m. MST on or before thirty (30) days following the expiration of the Inspection Period, or as Buyer and Seller may otherwise mutually agree upon in writing (the "Scheduled Closing Date"). Neither Seller nor Buyer need be physically present at the Closing and either or both may handle the closing through the Title Company. The actual date of the Closing is referred to as the "Closing Date".

     8.2 Closing Documents from Seller. At Closing, Seller shall deliver or cause to be delivered to Buyer the following (collectively, the "Seller Closing Deliveries"):

          (1) Original, executed Special Warranty Deed ("Deed") conveying to Buyer fee simple title to the Property, free and clear from any and all liens, restrictions, easements and other encumbrances and title exceptions, except for Permitted Exceptions and matters that a correct Survey of the Property shall reflect, in the form attached hereto as EXHIBIT "B".

          (2) Original, executed Bill of Sale and Assignment ("Bill of Sale"), in form suitable for recording in the real property records of Montgomery County, Texas, conveying to Buyer, with a special warranty of title, Seller's right, title and interest in and to the Leases, Contracts, Permits and Tangible Personal Property, subject to the Permitted Exceptions, in the form attached hereto as EXHIBIT "C". Buyer shall assume the Contracts upon the Closing unless the parties otherwise agree in writing.

          (3) With respect to each tenant under the Leases, an original estoppel certificate naming Buyer (or its designee) and Wachovia Bank, National Association as addressees, in form provided by Buyer to Seller not later than fifteen (15) days after the Effective Date and reasonably acceptable to each tenant consistent with the terms of its respective lease (in connection herewith, Buyer and its lender shall approve or disapprove of any tenant modification to Buyer's form of estoppel within seven (7) days of their receipt of such modification), executed by each such tenant.

          (4) With respect to each tenant under the Leases, an original subordination, non-disturbance and attornment agreement (and "SNDA"), in form provided by Buyer to Seller not later than fifteen (15) days after the Effective Date and reasonably acceptable to each tenant consistent with the terms of its respective lease (in connection herewith, Buyer and its lender shall approve or disapprove of any tenant modification to Buyer's form of SNDA within seven (7) days of their receipt of such modification), for the benefit of Wachovia Bank, National Association, executed by each such tenant.

          (5) A Non-Foreign Person Affidavit.

          (6) Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller's authority to consummate the transactions contemplated by this Contract.

          (7) A complete and accurate inventory of any Tangible Personal Property, if any, as of the Closing Date.

          (8) An updated list of the tenants occupying the Property certified by Seller or its property manager to be materially accurate to its actual knowledge as of the Closing Date ("Rent Roll").

          (9) An amount in cash or as a credit against the Purchase Price equal to the total sum of all prepaid rents and Deposits, as reflected on the Rent Roll.

          (10) To the extent in Seller's possession: (i) the Leases; (ii) the Contracts, if any; and (iii) without representation on Seller's part, any plans and specifications covering the Improvements (including tenant build-out plans and specifications), constituting part of the Property, and all other documents or

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     contracts pertaining to the ownership, operation and maintenance of the
     Property as herein required.

          (11) Reimburse Buyer upon Closing for the cost of the Survey, but not to exceed $2,500.00 in any event.

          (12) All other customary documentation reasonably required by the Title Company not inconsistent with the terms of this Contract.

     8.3 Closing Documents from Buyer. At the Closing, Buyer shall:

          (1) Pay or cause to be paid to Seller the Purchase Price, in immediately available U.S. funds by wire transfer, it being agreed that Buyer shall receive a credit against the Purchase Price for the Earnest Money.

          (2) Deliver to Seller such organizational and authorizing documents of Buyer as shall be reasonably requested by Seller or Title Company to evidence Buyer's authority to consummate the transactions contemplated by this Contract.

          (3) Execute and deliver to Seller the Bill of Sale and Assignments which are to be provided by Seller pursuant to this Contract.

          (4) Execute and deliver the "Closing Certificate" pursuant to Section 13.2(b) which is to be provided by Seller pursuant to this Contract.

          (5) Pay for the Survey, if any (except to the extent Seller is obligated to pay for same pursuant to Section 8.2(9).

          (6) Execute and deliver to Seller and the Title Company such other documents reasonably required by the Title Company.

     8.4 Buyer's Conditions Precedent. In addition to all other conditions precedent set forth in this Contract, Buyer's obligations to perform under this Contract and to close escrow are expressly subject to the following:

          (1) The delivery by Seller to Title Company, for delivery to Buyer at Closing, of the Seller's Closing Deliveries").

          (2) The issuance of the Owner's Policy (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to this Contract.

          (3) The deposit with Title Company and Buyer prior to the expiration of the Inspection Period of an executed waiver by each tenant under the Leases of any right of first refusal under said Leases.

          (4) Intentionally Omitted.

          (5) The deposit with Title Company of an executed standard owner's affidavit in form and substance reasonably acceptable to Buyer and Seller.

          (6) The deposit with Title Company of a letter from Seller to each tenant under the Leases requesting that future rent under such Leases be paid to Buyer.

     8.5 Tenant Contact. Buyer is not Seller's agent and shall not hold itself out as same or enter into any agreements which are binding on Seller or otherwise create any obligation on Seller's part without Seller's written consent, and Buyer shall indemnify, defend and hold Seller harmless from any claim by or through a tenant or a prospective tenant to the contrary. The provisions of this Section 8.5 will survive termination of this Contract.

     8.6 Tenant Rent Prorations and Other Prorations. Current rents for the month of Closing and estimated, prorated year-end additional rent adjustments (so-called Operating Expense adjustments as per the applicable Leases) shall be prorated as of the Closing Date and reflected upon the Closing Statement. Seller will retain the exclusive right to collect any unpaid amounts owing to Seller pursuant to any Leases with prior tenants who do not occupy the Property either at the time of Closing or when those collection proceedings are commenced, and such unpaid amounts will remain the sole and exclusive property of Seller. Buyer will have the exclusive right to collect any unpaid amounts due at or before the time of Closing pursuant to any Lease with a tenant who occupies the Property at Closing, and such unpaid amount, if collected, will be promptly paid by Buyer to Seller. Additional rent adjustment paid by the tenants for the calendar year preceding the year of Closing shall be paid directly to Seller upon receipt thereof by Buyer (to the extent received by Buyer), and Buyer shall otherwise cooperate with Seller and regularly keep Seller informed with respect to the collection thereof. Additional rent charges for the year of Closing to be received after the Closing with respect to each tenant shall be estimated by Buyer and Seller and equitably prorated between Seller and Buyer based on the number of days Seller owned and the Buyer or its successors will own the Property for the year of Closing. Buyer shall otherwise cooperate with Seller with respect to the collection thereof. Buyer shall have no responsibility to Seller to collect any amounts due Seller under any Lease of the Property. The provisions of this Section will survive Closing. Additional Rent which includes Common Area Maintenance Charges, Insurance and Tax Charges ("Tenant Reimbursements"), operating expenses, real estate and personal property ad valorem taxes and any other taxes and assessments for the year of Closing which are assessed or are assessable as of the date of Closing, shall be prorated between Seller and Buyer as of the Closing Date with Buyer assuming liability to pay the same (to the extent applicable) after Closing. Such items will be prorated at Closing on the basis of (in the event of taxes) the preceding year's tax rate applied against the latest assessed valuation, or (in the case of other items), on the best available evidence. After Closing, Seller and Buyer will make any cash adjustment between themselves regarding ad valorem taxes; provided such adjustment shall not be made more than twelve (12) months after Closing. The foregoing provision will survive Closing.

     8.7 Closing Prorations. Except as otherwise provided for in this Contract, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein. Real estate taxes shall be prorated based upon the current valuation and latest available tax rates. All prorations shall be calculated through escrow as of Closing based upon the latest available information. Seller agrees that all closing costs payable by Seller shall be deducted from Seller's proceeds otherwise payable to Seller at Closing. Buyer and Seller shall each pay one-half of Title Company's escrow or processing fees provided Buyer does not agree to pay more than $300.00 in this regard. Buyer shall deposit with Title Company sufficient cash to pay all of Buyer's closing costs. Buyer shall pay all costs arising from or relating to Buyer's financing, if any, and any costs to update existing or to obtain new environmental studies, reports or surveys, all recording fees, all transfer, sales excise applicable to the Buyer, and all other costs applicable to the Buyer arising from the transfer of the Property to Buyer. Each party otherwise agrees to pay their respective normal closing costs as so determined to be customary in Montgomery County to the extent not expressly allocated to the parties under this Contract.

     8.8 Title Policy and Survey. Buyer shall pay the premium for the Owner's Policy to be delivered at Closing (including any additional cost of extended coverage of any kind or amending the survey exception to read "shortages in area", or deleting the boundary exception, and the Mortgagee Title Policy if Buyer elects to obtain same, and timely furnished a satisfactory survey for this purpose, which shall be at the sole cost and expense of Buyer). Buyer shall pay for the New Survey, if any, but Seller shall reimburse Buyer at the Closing (and conditioned upon the Closing) for the documented cost of the New Survey up to $2,500.00. Buyer shall pay all costs arising from or relating to Buyer's financing, if any, and any costs to update existing or to obtain new environmental studies, reports or surveys.

     8.9 Possession. Possession of the Property, subject to all Permitted Exceptions, shall be delivered to Buyer upon Closing.

     9. Default.

     9.1 Buyer Default. In the event Buyer, in an attempt to terminate this Contract, does not timely and in the manner required under this Contract exercise the right of termination pursuant to Article 5; fails to timely deposit the Earnest Money; fails to consummate the purchase of the Property in accordance with this Contract, other than by reason of a default by Seller; or breaches any of Buyer's agreements and covenants contained in this Contract, Seller shall be entitled to terminate this Contract and receive and retain all Earnest Money theretofore paid (including all interest accrued thereon) as liquidated damages. Other than those rights and remedies intended to survive the termination of this Contract (expressly including Buyer's indemnification obligations hereunder), the foregoing stated remedy is Seller's sole remedy, it being stipulated and agreed that such amount is a reasonable estimate of the damages if this provision is applicable upon a breach by Buyer of Buyer's obligations under this Contract.

     9.2 Seller Default. In the event this Contract is not terminated under any provision granting a right of termination at or prior to Closing, and Seller fails to consummate the sale of the Property in accordance with this Contract (after all conditions and matters to which this Contract and/or the rights and/or obligations of the parties hereto are subject have been satisfied), Buyer shall either (i) terminate this Contract and receive back the Earnest Money from the Title Company, or (ii) seek specific performance of the obligation to convey the Property, including all reasonable and necessary costs and expenses in enforcing specific performance, as its sole and exclusive remedy in such event, Buyer expressly recognizing that Seller has no obligation to cure title or survey defects or make any representations or warranties (other than the limited warranty of title to be contained in the closing documents executed at the Closing). Buyer waives any claim for damages as a result of Seller's failure to perform hereunder, Buyer's sole remedies being described in the preceding sentence. Buyer covenants and agrees not to assert a claim against Seller or any other Seller Related Party in contravention of this Section 9.2. Notwithstanding the foregoing, from and after the date hereof until Closing, Seller covenants not to convey the Property or take any other act such that the consequence thereof would be to prevent Buyer from exercising its right to enforce specific performance of this Contract where Buyer would otherwise have the right to do so. If Seller does breach this covenant, and in lieu of the right by Buyer to exercise its right of specific performance (which remedy would not be available to Buyer), Seller shall be liable for all actual damages proximately resulting from Seller's said breach of this covenant, including, without limitation, reasonable attorney fees and costs of court incurred by Buyer in enforcing this Contract. This covenant shall become null and void upon Buyer's termination of this Contract for any reason, conveyance of the Property to Buyer (or its designee or assignee) as contemplated by this Contract or Buyer's breach hereunder. Accordingly, this covenant shall not survive either party's termination of this Contract where such party has exercised that right pursuant to this Contract or Closing.

     9.3 Release of Documents upon Failure to Close. If Buyer elects to terminate this Contract pursuant to a right granted to Buyer hereunder or otherwise fails to close, upon payment by Seller to Buyer of Buyer's reasonable cost thereof, Buyer shall furnish to Seller a copy of the New Survey. Upon payment by Seller to Buyer of Buyer's reasonable cost thereof, Buyer shall also furnish to Seller any inspection reports Buyer has conducted with respect to the Property, environmental or otherwise (and Seller shall have the right to use same thereafter without further obligation to Buyer), save and except "work product" materials of the Buyer or its representative. If Buyer does not close, upon payment by Seller to Buyer of Buyer's reasonable cost thereof, it shall provide Seller with copies of its studies or other similar data it develops or obtains during its property review, and it will return to Seller all information pertaining to the Property which Seller provided, and confirm in writing to Seller that it has complied with this Section 9.3, and Article 5. The provisions of this Section 9.3 will survive Closing or termination of this Contract.

     9.4 Authority of Title Company. In the event either party hereto becomes entitled to all or any part of the Earnest Money in accordance with the terms and conditions of this Contract, Buyer and Seller covenant and agree that the Title Company shall make any such disbursements of the Earnest Money.

     10. Risk of Loss; Condemnation. In the event of any material damage or destruction to, or any threatened or actual condemnation or conveyance in lieu of condemnation of a material part of, the Property, then Seller shall notify Buyer and Buyer shall have the option to terminate this Contract on written notice to the other on or before the first to occur of: fifteen (15) days after Seller notifies Buyer of such damage, destruction, condemnation or conveyance in lieu thereof, or the date and time herein specified for the Closing. If Buyer does not exercise such termination right and/or in the event such damage or destruction is not material, or less than a material part of the Property has been condemned or conveyed in lieu thereof, Seller shall assign to Buyer at the Closing, Seller's right, title and interest, if any, to receive any insurance proceeds for damage to the Improvements and/or the condemnation proceeds or proceeds for sale in lieu of condemnation payable in connection with such damage, destruction, taking or sale and the sale will proceed without reduction in Purchase Price. In such event, Seller shall also deliver to Buyer, in the form of a credit to Buyer at Closing, any insurance proceeds for damage to the Improvements, or condemnation proceeds or proceeds from a sale in lieu of condemnation, which may have been received by Seller prior to the Closing and attributable to the damage, destruction, condemnation or conveyance in lieu thereof which was the subject of Seller's notice described above, to the extent not used for repairs or restoration, and shall credit the Purchase Price in an amount equal to the cost of such repairs not theretofore completed. For purposes of this Section 10, "material" means a taking, condemnation, conveyance in lieu of condemnation, damage or destruction which, as applicable, either (i) is reasonably estimated to cost more than $350,000.00 to repair, rebuild or restore, (ii) is reasonably expected to take more than 210 days to repair, rebuild or restore, (iii) that prevents the full and complete use of 10.0% or more of the parking spaces present immediately prior to such taking, condemnation, conveyance in lieu of condemnation, damage or destruction, or (iv) that prevents the full and complete use of any means of ingress, egress or access to or from the Property.

     11. Brokerage Commissions. Seller shall pay a real estate commission (the "Commission") pursuant to a separate written agreement in cash at the Closing to BETZ COMMERCIAL BROKERAGE, INC., said Commission being payable at and conditioned upon the Closing and funding of this transaction. Buyer and Seller each represent and warrant to the other that it has not used or dealt with any other broker or finder in connection with the sale of the Property. Buyer agrees to defend, indemnify and hold Seller harmless of and from any such brokerage commissions and/or fees which may be payable with respect to the transaction provided for hereunder claimed through or under Buyer. Seller agrees to defend, indemnify and hold Buyer harmless of and from any brokerage commissions and/or fees which may be payable with respect to the transaction provided for hereunder claimed through or under Seller. The provisions of this Section 11 shall survive termination of the Contract and shall remain binding upon the parties regardless of whether Closing occurs.

     IN ACCORDANCE WITH THE REQUIREMENTS OF THE TEXAS REAL ESTATE LICENSE ACT, BUYER IS HEREBY ADVISED BY BROKER THAT IT SHOULD BE FURNISHED WITH OR OBTAIN A POLICY OF TITLE INSURANCE OR HAVE THE ABSTRACT COVERING THE PROPERTY EXAMINED BY ANY ATTORNEY OF ITS OWN SELECTION.

     12. Entire Agreement. This Contract embodies the entire agreement of the parties and supersedes all prior agreements and understandings, written or oral, relating to the Property, and can be modified or varied only by written agreement executed by all the parties. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

     BUYER COVENANTS AND AGREES NOT TO CLAIM THAT THERE ARE ANY VERBAL AGREEMENTS, REPRESENTATIONS OR WARRANTIES ON THE PART OF SELLER OR ANY OTHER SELLER RELATED PARTY.

     13. Representations.

     13.1 Seller's Representations and Warranties. Seller represents (and where indicated, warrants) to Buyer as follows:

          (a) Seller represents and warrants that it owns the Property, subject to all matters of record and has full right, title, financial ability, authority and capacity to execute and perform this Contract and to consummate all of the transactions contemplated herein;

          (b) Seller represents and warrants that the person(s) signing this Contract on behalf of Seller is(are) duly authorized to sign for and bind Seller;

          (c) Seller represents to Seller's actual knowledge, that there are no prohibitions against Seller consummating the transactions contemplated in this Contract by any law, regulation, agreement, instrument, restriction, order or judgment applicable to Seller;

          (d) Seller represents to Seller's actual knowledge, that there are no unrecorded leases (other than the Leases), liens or encumbrances which are applicable to the Property which are not set forth in the Title Commitment;

          (e) Seller represents to Seller's actual knowledge, that Seller has not received written notice of a material uncured notice of violation which has been issued by any governmental authority during the last twenty-four (24) months with regard to any applicable regulation or law, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property;

          (f) Seller represents to Seller's actual knowledge, that there are no specific intended public improvements which will or could result in any charges being assessed against the Property which will result in a lien upon the Property;

          (g) Seller represents to Seller's actual knowledge, that Seller has not received written notice in the last twenty-four (24) months of any impending or contemplated condemnation or taking by inverse condemnation of the Property, or any portion thereof, by any governmental authorities (and to Seller's actual knowledge, none is pending); (however, Seller advises Buyer that Rayford Road is presently being widened which may affect or reduce available parking not located on the Property and no representation or warranty is made in connection therewith);

          (h) Seller represents to Seller's actual knowledge, there are no suits or claims pending or threatened in writing with respect to the Property, nor does Seller have actual knowledge of any circumstances on the basis of any written notice it may have received which should reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller;

          (i) Seller represents and warrants that there is not existing any written agreement, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party and Seller will not enter into nor execute any such agreement prior to the Scheduled Closing Date, but only so long as Buyer is not in default hereunder (but Seller reserves the right to continue to evaluate back-up offers);

          (j) Seller represents that, to Seller's actual knowledge, the jurisdiction in which the Property is located did not issue Certificates of Occupancy at the time the Improvements were constructed and does not, as of the date hereof, have any zoning ordinances applicable to the Property;

          (k) To Seller's actual knowledge, no default of Seller exists under any of the Leases and no default of any tenant exists under any of the Leases;

          (l) To Seller's actual knowledge, no Contracts applicable to the Property exist which would be assigned to Buyer upon Closing (Seller shall terminate the existing management contract with its affiliate upon Closing);

          (m) Seller represents to Seller's actual knowledge, that no consent of any third party is required in order for Seller to enter into this Contract and perform Seller's obligations hereunder;

          (n) Seller represents to Seller's actual knowledge, except for any item to be prorated at Closing in accordance with this Contract or other disclosed matters pursuant to the Leases or Tenant Estoppel Letters (or otherwise disclosed in writing during the Inspection Period), all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller's use, ownership, or operation of the Property up to Closing shall be paid in full by Seller;

          (o) All general real estate taxes, assessments that have become due with respect to the Property through December 31, 2005 (and those for 2006 will be prorated at Closing) have been paid or will be so paid by Seller prior to Closing;

          (p) Subject to matters disclosed on environmental reports provided by Seller to Buyer, Seller represents that it has neither received actual written notice, nor has it any actual knowledge, that there exists or that Seller caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Property of any Hazardous Materials in violation of applicable laws. "Hazardous Materials" shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile) which is not permitted to exist under applicable law, or any other substance or material, defined as a "hazardous substance" by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;

          (q) Seller represents that to Seller's actual knowledge, that there is not now, nor has there ever been, on or in the Property underground storage tanks, any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment, in violation of applicable laws, Seller hereby assigns to Buyer, on a non-exclusive basis, effective as of Closing, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Property (including Hazardous Materials released on the Property prior to Closing and continuing in existence on the Property at Closing);

          (r) To Seller's actual knowledge, that there are no proceedings pending for the increase of the assessed valuation of the Property for 2005;

          (s) Should Seller receive written notice or discover in its files any information not theretofore provided to Buyer by Seller regarding any of the matters set forth in this Section 13.1 after the Effective Date and prior to Closing, Seller will immediately notify Buyer of the same in writing;

          (t) All representations made in this Contract by Seller shall survive the execution and delivery of this Contract and Closing for eighteen (18) months. Provided this transaction closes, Seller shall and does hereby indemnify against and hold Buyer harmless from any actual loss, damage, or expense, together with all court costs and reasonable attorneys' fees which Buyer may incur, by reason of any material misrepresentation by Seller or any material breach of any of Seller's warranties, provided such claim is asserted in writing and made within eighteen (18) months following the Closing; and Seller is afforded a reasonable opportunity to cure, remediate or mitigate the damages resulting therefrom same. Seller's indemnity and hold harmless obligations shall survive Closing for a period of eighteen
     (18) months from Closing only.

Except as provided above in this Section 13.1, and the limited warranty of title to be contained in the Deed, Seller makes no representations or warranty whatsoever regarding the Property and/or this Contract and this sentence shall prevail over any conflicting provision to the contrary.

     13.2 Limitations of Seller's Representations and Warranties.

          (a) BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS EXPERIENCED IN THE OWNERSHIP AND OPERATION OF PROPERTIES SIMILAR TO THE PROPERTY AND THAT BUYER PRIOR TO THE CLOSING DATE WILL HAVE INSPECTED THE PROPERTY TO ITS SATISFACTION AND IS QUALIFIED TO MAKE SUCH INSPECTION. BUYER ACKNOWLEDGES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN AND EXCEPT AS OTHERWISE PROVIDED IN THIS CONTRACT, IT IS FULLY RELYING ON BUYER'S (OR BUYER'S REPRESENTATIVES') INSPECTIONS OF THE PROPERTY AND NOT UPON ANY STATEMENTS (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE (OR PURPORTEDLY MADE) BY SELLER OR ANY OF ITS OFFICERS, REPRESENTATIVES, AGENTS, ATTORNEYS OR PARTNERS. BUYER ACKNOWLEDGES THAT BUYER HAS (OR BUYER'S REPRESENTATIVES HAVE), OR PRIOR TO THE CLOSING DATE WILL HAVE, THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE CONDITION OF THE PROPERTY AND ALL OTHER ASPECTS OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION OF THE PROPERTY), AND BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN AND AS OTHERWISE PROVIDED HEREIN, BUYER IS RELYING SOLELY UPON ITS OWN (OR ITS REPRESENTATIVES') INSPECTION, EXAMINATION AND EVALUATION OF THE PROPERTY. AS A MATERIAL PART OF THE CONSIDERATION FOR

     THIS CONTRACT, BUYER HEREBY AGREES TO ACCEPT THE PROPERTY ON THE CLOSING DATE IN ITS "AS IS, WHERE IS" CONDITION AND WITH ALL FAULTS, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN AND AS OTHERWISE PROVIDED HEREIN, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IN CONNECTION WITH THE SALE OF THE PROPERTY TO BUYER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN AND AS OTHERWISE PROVIDED HEREIN, SELLER AND SELLER'S PARTNERS, OFFICERS, AGENTS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS AND AFFILIATES ("SELLER'S RELATED PARTIES") HAVE MADE NO, AND SPECIFICALLY DISCLAIM, AND BUYER ACCEPTS THAT SELLER AND SELLER'S RELATED PARTIES HAVE DISCLAIMED, ANY AND ALL REPRESENTATIONS, GUARANTIES OR WARRANTIES, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, OF OR RELATING TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, OF OR RELATING TO (I) THE USE, INCOME POTENTIAL, EXPENSES, OPERATION, CHARACTERISTICS OR CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, WARRANTIES OF SUITABILITY, HABITABILITY, MERCHANTABILITY, DESIGN OR FITNESS FOR ANY SPECIFIC OR A PARTICULAR PURPOSE, OR GOOD AND WORKMANLIKE CONSTRUCTION,
     (II) THE NATURE, MANNER, CONSTRUCTION, CONDITION, STATE OF REPAIR OR LACK OF REPAIR OF ANY IMPROVEMENTS LOCATED ON THE PROPERTY, ON THE SURFACE OR SUBSURFACE THEREOF, WHETHER OR NOT OBVIOUS, VISIBLE OR APPARENT, (III) THE NATURE OR QUALITY OF CONSTRUCTION, STRUCTURAL DESIGN OR ENGINEERING OF THE PROPERTY, (IV) THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND THE PRESENCE OR ABSENCE OF OR CONTAMINATION BY HAZARDOUS MATERIALS, OR THE COMPLIANCE OF THE PROPERTY WITH REGULATIONS OR LAWS PERTAINING TO HEALTH OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, THE CLEAR WATER ACT, THE CLEAN AIR ACT AND THE TEXAS HEALTH AND SAFETY CODE (THE "ENVIRONMENTAL LAWS"), AND (V) THE SOIL CONDITIONS, DRAINAGE, FLOODING CHARACTERISTICS, UTILITIES OR OTHER CONDITIONS EXISTING IN, ON OR UNDER THE PROPERTY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN AND AS OTHERWISE PROVIDED HEREIN, THE BUYER HEREBY EXPRESSLY ASSUMES ALL RISKS, LIABILITIES, CLAIMS, DAMAGES, AND COSTS (AND AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES) RESULTING OR ARISING FROM OR RELATED TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION OF THE PROPERTY. BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN AND AS OTHERWISE PROVIDED HEREIN, ANY CONDITION OF THE PROPERTY WHICH BUYER DISCOVERS OR DESIRES TO CORRECT OR IMPROVE PRIOR TO OR AFTER THE CLOSING DATE SHALL BE AT BUYER'S SOLE EXPENSE. BUYER EXPRESSLY WAIVES (TO THE EXTENT ALLOWED BY APPLICABLE LAW) ANY CLAIMS UNDER FEDERAL LAW, STATE OR OTHER LAW, INCLUDING ENVIRONMENTAL LAWS, THAT BUYER MIGHT OTHERWISE HAVE AGAINST SELLER RELATING TO THE USE, CHARACTERISTICS OR CONDITION OF THE PROPERTY, WHETHER SOUNDING IN TORT, CONTRACT, COMMON LAW OR PURSUANT TO STATUTE EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN AND AS OTHERWISE PROVIDED HEREIN. ANY REPAIRS PAID FOR BY SELLER PURSUANT TO THIS CONTRACT, IF ANY, SHALL, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN AND AS OTHERWISE PROVIDED HEREIN, BE DONE WITHOUT ANY WARRANTY OR REPRESENTATION BY SELLER, AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY OR REPRESENTATION OF ANY KIND WHATSOEVER IN CONNECTION WITH SUCH REPAIRS. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING. NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY, SELLER'S LIABILITY IS LIMITED AS PROVIDED IN SECTION 13.1 (P) OF THIS CONTRACT.

          (b) Subject to the express provisions of this Contract, Buyer or anyone claiming by, through or under Buyer, except for the representations and warranties of Seller set forth herein and except as otherwise provided herein, hereby fully waives and releases Seller, its affiliated companies, and their respective partners, employees, officers, directors, representatives, attorneys and agents ("Released Parties") from any and all claims, liabilities, damages, losses, penalties, fines, costs (including, without limitation, reasonable attorneys' and paralegals' fees, court costs and costs of experts), causes of action, and remedies arising from or related to any defects or other conditions affecting the Property. Buyer further acknowledges and agrees that this waiver and release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action. This waiver and release of claims shall not apply to those representations and warranties of Seller set forth herein, but shall survive Closing and delivery of the Deed. Buyer shall execute a document at Closing reaffirming the representations, warranties and agreements set forth in this Section 13.2 and their survival as provided in this Section (the "Closing Certificate"). Notwithstanding the foregoing or anything to the contrary, Seller's liability is limited as provided in Section 13.1 (p) of this Contract.

          (c) BUYER COVENANTS AND AGREES NOT TO ASSERT A CLAIM AGAINST SELLER OR ANY OTHER SELLER RELATED PARTY CONTRARY TO THE TERMS HEREOF.

     13.3 Representations and Warranties of Buyer.

     In addition to other representations and warranties made herein, Buyer represents, warrants, and covenants with Seller that:

     (a) Buyer has the full right, power and authority to purchase the Property from Seller as provided in this Agreement to carry out Buyer's obligations hereunder. All requisite actions necessary to authorize Buyer to enter into this Agreement and perform its obligations hereunder have been taken. The joinder of no person or entity other than Buyer will be necessary to close this transaction.

     (b) Buyer acknowledges and agrees that in the event that Seller furnishes Buyer with any environmental report in the possession of Seller pursuant to the terms and provisions of this Agreement, Buyer will not rely on such report in performing its due diligence and inspection of the Property. Further, in the event that such report is incorrect or incomplete in any respect, Buyer acknowledges and agrees that Seller shall have no responsibility or liability to Buyer by reason of such fact. Buyer shall promptly furnish to Seller any environmental report Buyer obtains with respect to the Property.

     (c) All representations made in this Contract by Buyer shall survive the execution and delivery of this Contract and Closing. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys' fees, if awarded by a court of law, which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer's warranties. Buyer's indemnity and hold harmless obligations shall survive Closing for a period of one (1) year.

     14. Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Contract, shall be in writing and shall be deemed effective only when: (i) personally delivered to the intended recipient;
(ii) two (2) days after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (iii) delivered in person to the address set forth below for the party to whom the notice was given; (iv) deposited in to the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Emery, or Purolator, addressed to such party at the address specified below, as evidenced by a deposit receipt issued by such company; or (v) telecopied to the intended recipient at the telephone number specified below, as evidenced by a confirmation from the sender's telecopy machine. For purposes of this Section, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

     If to Seller:        RPI INTERESTS II, LTD.
                          c/o Tommy J. Friedlander

     (If by mail):        P.O. Box 159
                          Bellaire, Texas 77402

     (If by delivery):    5333 Gulfton
                          Houston, Texas 77081
                          Telephone: (713) 662-7745
                          Facsimile: (713) 662-7769

     With a copy to
     Seller's Attorney:   Stephen L. Brochstein
                          DeLange, Hudspeth, McConnell & Tibbets
                          8 Greenway Plaza, Suite 1300
                          Houston, Texas 77046
                          Telephone: (713) 871-2000
                          Facsimile: (713) 871-2020
                          E-mail: sbrochstein@dhmtlaw.com

     If to Buyer:         COLE CAPITAL PARTNERS, L.L.C.
                          2555 East Camelback Road, Suite 400
                          Phoenix, Arizona 85016
                          Telephone: (602) 778-8700
                          Facsimile: (602) 778-8780

     With a copy to:      Bennett Wheeler Lytle & Cartwright, PLC
                          3838 North Central Avenue, Suite 1120
                          Phoenix, Arizona 85012
                          Telephone: (602) 445-3434
                          Facsimile: (602) 266-9119

          [E-MAIL ADDRESSES, AND TELEPHONE NUMBERS ARE PROVIDED FOR CONVENIENCE ONLY AND NOTICE SHALL NOT BE DEEMED TO HAVE BEEN GIVEN PURSUANT TO THIS CONTRACT BY E-MAIL OR TELEPHONE, BUT ONLY IN THE MANNER SET FORTH ABOVE.]

     15. Waiver of Claims

          (a) Buyer releases any and all rights or claims against the partners, agents, attorneys and representatives of Seller, other than its general partner, RPI INTERESTS GP, LLC, a Texas limited liability company, to the extent of its interest in Seller, and agrees to look solely to Seller, a Texas limited partnership and its general partner, RPI INTERESTS GP, LLC, to the extent of its interest in Seller as aforesaid, for all claims relating to or arising from this Contract or matters relating to or arising from the Property or any matters relating thereto, and covenants and agrees not to assert any such claim in contravention of this paragraph, whether against Seller's limited partners or their successors or assigns, or their respective agents, representatives, partners, owners or affiliates, or their successors or assigns, or otherwise.

          (b) Buyer acknowledges and agrees that Seller's attorneys, including STEPHEN L. BROCHSTEIN and the law firm with whom he is associated, do not represent Buyer and any communications with those attorneys are for purposes of negotiation only, and those attorneys shall not be deemed in any event to make any verbal representations, warranties or agreements on behalf of Seller, and Buyer agrees not to assert any such claim in contravention of this paragraph, whether against Seller's attorneys or otherwise.

          (c) In furtherance of the foregoing, Buyer absolutely agrees that it shall never contend or assert a claim that Seller or its partners or agents (or attorneys) have made any verbal agreements, representations or assurances. Any negotiations or verbal communications do not constitute binding agreements, representations or assurances. Seller would not enter into this Contract without these agreements or assurances on the part of Buyer who represents that: (i) it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction that is the subject of this Contract; and (ii) Buyer is not in a significantly disparate bargaining position in relation to Seller.

          (d) The foregoing waivers and agreements are knowingly, intentionally, and voluntarily made by Buyer, and Buyer acknowledges that it has the right to be represented by independent legal counsel selected of its own free will in connection with the negotiations and execution of this Contract.

          (e) Seller releases any and all rights or claims against the partners, agents, attorneys and representatives of Buyer and agrees to look solely to Buyer for all claims relating to or arising from this Contract or matters relating to or arising from the Property or any matters relating thereto, and covenants and agrees not to assert any such claim in contravention of this paragraph, whether against Buyer's limited partners or their successors or assigns, or their respective agents, representatives, partners, owners or affiliates, or their successors or assigns, or otherwise.

          (f) Buyer acknowledges and agrees that Seller's attorneys, including Kevin T. Lytle, Esq., and the law firm with whom he is associated, do not represent Seller and any communications with those attorneys are for purposes of negotiation only, and those attorneys shall not be deemed in any event to make any verbal representations, warranties or agreements on behalf of Buyer, and Seller agrees not to assert any such claim in contravention of this paragraph, whether against Buyer's attorneys or otherwise.

          (g) In furtherance of the foregoing, Seller absolutely agrees that it shall never contend or assert a claim that Buyer or its partners or agents (or attorneys) have made any verbal agreements, representations or assurances. Any negotiations or verbal communications do not constitute binding agreements, representations or assurances. Buyer would not enter into this Contract without these agreements or assurances on the part of Seller who represents that: (i) it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction that is the subject of this Contract; and (ii) Seller is not in a significantly disparate bargaining position in relation to Buyer.

          (h) The foregoing waivers and agreements are knowingly, intentionally, and voluntarily made by Seller, and Seller acknowledges that it has the right to be represented by independent legal counsel selected of its own free will in connection with the negotiations and execution of this Contract.

          (i) The provisions hereof shall survive Closing.

     16. Miscellaneous.

     16.1 Governing Law; Venue. This Contract shall be construed and interpreted under and in accordance with the laws of the State of Texas. The parties expressly waive trial by jury.

     16.2 Time. Time is of the essence of this Contract. Notwithstanding the foregoing, if the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

     16.3 Headings and Construction. The captions used in connection with the paragraphs of this Contract are for convenience only and shall not be deemed to construe or limit the meaning of the language contained in this Contract, or be used as interpreting the meaning of the agreement. Words of any gender used in this Contract shall be held and construed to include any other gender, and words in the singular shall be held to include the plural and vice versa, unless the context requires otherwise.

     16.4 Assignment and Binding Effect. Except as limited below, this Contract shall be binding upon and inure to the benefit of Seller and Buyer, and their respective heirs, personal representatives, successors and assigns.

Provided, however, that Buyer may assign all of Buyer's right, title and interest in, to or under this Contract to, or designate as an assignee of Buyer, only an Affiliate (as defined below) of Buyer, provided that no assignment shall increase any of Seller's obligations or expenses hereunder. Buyer shall promptly notify Seller and Title Company of any such assignment, and Buyer's assignee shall thereafter assume all obligations and duties of Buyer hereunder; however Buyer shall remain liable under this Contract and shall not be relieved of Buyer's duties, obligations and liabilities hereunder. As used herein, "Affiliate" means a United States legal entity owned or controlled by Buyer or under common control with Buyer. "Control" (including with correlative meanings, the term controlled) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the other entity, whether through the ownership of voting securities, by contract or otherwise. Except as expressly provided herein, nothing in this Contract is intended to confer on any person, other than the parties hereto and their respective heirs, personal representatives, successors and assigns, any rights or remedies under or by reason of this Contract.

     16.5 Non-Merger. Any covenant or agreement herein which contemplates performance after the time of Closing of this Contract shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive and be binding upon the parties obligated thereby.

     16.6 Effective Date. The Effective Date of this Contract shall be December 27, 2005.

     16.7 Recording. Except as provided herein to the contrary, neither this Contract nor any memorandum or other document, affidavit or other writing shall be recorded.

     17. Exhibits. The following Exhibits are attached to and incorporated into this Contract by reference:

     A:   Legal Description
     B:   Form of Special Warranty Deed
     C:   Form of Bill of Sale and Assignment of Leases
     D:   Form of Closing Certificate
     E:   Form of Tenant Notice
     F:   Seller's FIRPTA Certificate
     G:   SEC Filings Letter

     18. Offer. This Contract shall be null and void unless Buyer executes this Contract and delivers the same to Seller for signature not later than Friday, December 23, 2005 at 4:00 p.m. CST, and Seller executes counter-originals of the Contract. In addition, Buyer must deliver the Earnest Money to the Title Company within five (5) business day following the Effective Date of this Contract. Buyer shall not begin its due diligence investigations at the Property until Seller and Buyer have executed this Contract and delivered the same to the Title Company, and Buyer has paid the Earnest Money pursuant to this Contract.

SELLER:                                 BUYER:

RPI INTERESTS II, LTD.                  COLE CAPITAL PARTNERS, L.L.C.


By: RPI Interests GP, LLC               By: /s/ John M. Pons
    Its General Partner                     ------------------------------------
                                        Name: John M. Pons
                                        Title: Senior Vice President
By: /s/ Tommy J. Friedlander, Manager
    ---------------------------------
    Tommy J. Friedlander, Manager

                                BROKER AGREEMENT

     Broker acknowledges and agrees that the parties have the right to modify or amend the Contract of Sale (other than Section 11) without the consent or joinder of Broker. Broker further agrees that Broker has no right or authority to make any representation, warranty or agreement on behalf of Seller without Seller's written authorization and agrees to comply with Section 13.2. Broker agrees to use its diligent efforts to keep the terms of this transaction confidential except to the extent such information is already public information or is otherwise required to be disclosed by law.

                                        BROKER:

                                        BETZ COMMERCIAL BROKERAGE, INC.


                                        By: /s/ Larry Marks
                                            ------------------------------------
                                        Name: Larry Marks
                                        Title: SVP

                                        Address: 4900 Woodway, Suite 815
                                        Facsimile (713) 892-5300
                                        E-mail: LAMARKS@ATT.NET
                                        Date: 12/22/05

                          TITLE COMPANY ACKNOWLEDGMENT

     The Title Company hereby acknowledges receipt of a fully executed counterpart of this Earnest Money Contract and receipt of the Earnest Money of $500,000.00, referred to therein and agrees to accept, hold and disburse the Earnest Money in accordance with the provisions of the Contract of Sale.

                                        LAWYERS TITLE INSURANCE CORPORATION:


                                        By: /s/ Allen S. Brown
                                            ------------------------------------
                                        Name: Allen S. Brown
                                        Title: Accounts Administrator

                                        Date: January 4, 2006

                          AMENDMENT TO CONTRACT OF SALE

     This Amendment to Contract of Sale (this "Amendment") is made and entered into effective as of the 15th day of February, 2006, by and between RPI INTERESTS II, LTD. ("Seller"), and COLE CAPITAL PARTNERS, LLC ("Buyer"), and provides as follows:

                                   WITNESSETH:

     WHEREAS, Seller and Buyer entered into that certain Contract of Sale dated as of December 27, 2005 (the "Purchase Agreement"); and

     WHEREAS, Seller and Buyer desire to amend the Purchase Agreement as hereinafter set forth.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

     1. Buyer has approved all title matters pertaining to the Property pursuant to Section 4 of the Purchase Agreement. Specifically, Buyer has approved the marked Commitment from LandAmerica Commercial Services which is dated February 6, 2006 (Escrow Number 05-47524). It is noted, however, that a Memorandum of Lease for Academy Corp. was inadvertently filed in Harris County, not Montgomery County where the Property is located. Accordingly, the Title Company has ordered a certified copy of that Memorandum of Lease now recorded at File No. T547594 of the Real Property Records of Harris County, Texas and shall record the same in Montgomery County, Texas and shall reference the Academy Lease (as described in the Memorandum) and the Memorandum itself as a Schedule B exception in form similar to Exceptions 10 m, n and o pertaining to other leases of part of the Property.

     2. Buyer has also approved survey matters pertaining to the Property pursuant to Section 4 of the Purchase Agreement. Specifically, Buyer has also approved the revised Survey prepared by the Matthews Company dated January 18, 2006, and updated February 3, 2006 (Job No. 28630). Accordingly, Buyer approves the "New Survey" as defined in Section 4.2 of the Purchase Agreement and acknowledges and agrees that Buyer's objections (as defined in Section 4.3 of the Purchase Agreement) have been satisfied.

     3. Article 5 of the Purchase Agreement gives Buyer right to terminate the Agreement in the manner and within the time period set forth in Article 5. Except as provided in and limited by Paragraph 4 of this Amendment, Buyer waives all rights of termination pursuant to Article 5. Buyer further acknowledges receipt of the Initial Seller Documentation as provided in Section 6 of the Purchase Agreement and has approved same.

     4. Section 7.2 of the Purchase Agreement gives Buyer the right to terminate the Purchase Agreement with respect to the SEC-S-X-3-14 Audit. Buyer acknowledges that it has received from the Seller all SEC Filing Information (as defined in Section 7.2), but Buyer has not conducted its audit (for reasons unrelated to the Seller). Seller agrees that Buyer, Registered Company, Buyer's auditors and Registered Company's auditors (collectively, the "Auditors") may conduct its audit (pursuant to Section 7.2) and Buyer shall have the right to terminate the Purchase Agreement pursuant to Section 7.2 if and only if (i) Seller fails or refuses to cooperate with the auditors as required by Section 7.2, or (ii) Auditors discover that a material, adverse variance exists between the SEC Filing Information and Seller's books and records examined and tested by the Auditors in accordance with Section 7.2 and such material discrepancy is not resolved by Seller to the reasonable satisfaction of such Auditors. Any right of termination on the part of Buyer pursuant to Section 7.2 shall be deemed waived if notice of termination is not given in writing to Seller (in the manner required by the Agreement), pursuant to Section 7.2 of the Purchase Agreement, as hereby amended, prior to 3pm MST on February 28, 2006. Buyer's sole remedy under Section 7.2, as hereby amended shall be its timely election to terminate. Seller will continue to cooperate with Buyer and the Auditors as reasonably requested pursuant to Section 7.2. Buyer shall reimburse Seller for Seller's reasonable costs associated with such audit.

     5. Section 8.1 is amended as follows:

     8.1 Closing Date. The Closing ("Closing") shall be held no later than 2 p.m. MST on or before March 2, 2006 or as Buyer and Seller may otherwise mutually agree upon in writing (the "Scheduled Closing Date"). Neither Seller nor Buyer need be physically present at the Closing and either or both may handle the closing through the Title Company. The actual date of the Closing is referred to as the "Closing Date". Seller may extend the Closing up to fifteen
(15) days as reasonably necessary in order to obtain Tenant estoppel letters and SNDA's. Seller shall immediately forward those documents to the respective Tenants.

     6. Except as specifically amended herein, all of the terms and provisions of the Purchase Agreement are hereby ratified and affirmed to be in full force and effect as of the date hereof. To the extent of any conflict between the Purchase Agreement and this Amendment, the terms and provisions of this Amendment shall govern and control.

     7. This Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which when taken together shall constitute one and the same instrument binding on all parties. Delivery of a signed counterpart by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

BUYER:                                  SELLER:

COLE CAPITAL PARTNERS, LLC, an          RPI INTERESTS II, LTD.,
Arizona limited liability company       a Texas limited partnership


By: /s/ John M. Pons                    By: RPI Interests GP, LLC
    ---------------------------------       Its General Partner
    John M. Pons
    Its Senior Vice President
                                        By: /s/ Tommy J. Friedlander
                                            ------------------------------------
                                            Tommy J. Friedlander
                                            Its Manager

                         ASSIGNMENT OF CONTRACT OF SALE

                     COLE CAPITAL PARTNERS, LLC, AS ASSIGNOR
                                       AND
                       COLE MT SPRING TX, LP, AS ASSIGNEE

     Assignor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby assign all of its right, title and interest in, to and under that certain Contract of Sale (the "Purchase Agreement") described herein, including, without limitation, Assignor's right, title and interest in and to the Earnest Money, to Assignee and its successors and assigns. The Purchase Agreement is described as follows:

     DATE OF AGREEMENT:   December 27, 2005, as amended February 15, 2006

     ORIGINAL BUYER:      Cole Capital Partners, LLC

     ASSIGNED TO:         Cole MT Spring TX, LP

     PROPERTY ADDRESS:    25044 I-45 N., Spring, TX 77386

     Assignor acknowledges that it is not released from any obligations or liabilities under said Purchase Agreement, with the exception of the obligation to deliver the Earnest Money which has been delivered into escrow by Assignor.

     Assignee hereby agrees to assume and be responsible for all obligations and liabilities under said Purchase Agreement, with the exception of the obligation to deliver the Earnest Money which has been delivered into escrow by Assignor. This Assignment shall be in full force and effect upon its full execution.

     Executed this 1st day of March, 2006.

ASSIGNOR:                               ASSIGNEE:

COLE CAPITAL PARTNERS, LLC,             COLE MT SPRING TX, LP,
an Arizona limited liability company    a Delaware limited partnership

                                        By: Cole GP CCPT II, LLC, a Delaware
By: /s/ John M. Pons                        Limited liability company, its
    ---------------------------------       General Partner
    John M. Pons
    Senior Vice President               By: Cole REIT Advisors II, LLC, a
                                            Delaware limited liability company,
                                            its Manager


                                            By: /s/ John M. Pons
                                                --------------------------------
                                                John M. Pons
                                                Senior Vice President